Exhibit 8.1

New York	Paris
Menlo Park	Madrid
Washington DC	Tokyo
São Paulo	Beijing
London	Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

March 13, 2014

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $13,670,000 aggregate face amount of Medium-Term Notes, Series K, 0.125% Optionally Exchangeable Notes due March 13, 2019, Exchangeable for a Basket of Shares or the Cash Value of Such Basket of Shares as described in the Company’s Pricing Supplement No. 417 dated March 6, 2014 (“Pricing Supplement 417”) to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Tax Considerations” in Pricing Supplement 417.

We hereby consent to the reference to us under the heading “United States Federal Tax Considerations” in Pricing Supplement 417 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP